Exhibit 4.29

Capital Increase Agreement

by and among

Beijing Baidu Network Information Technology Co., Ltd.,

Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.,

Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.,

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.,

VisionChina Media Group Co., Ltd.,

Shenzhen High Definition Digital Television Industry Investment Co., Ltd.,

Shenzhen Champ Elysee Venture Capital Management Co., Ltd.,

and

Li Limin

Relating to

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

dated May 20,2015

Appendices and Schedules

Appendix A	Representations and Warranties of the Company and Guarantors
Appendix B	Representations and Warranties of Guarantors
Appendix C	Representations and Warranties of Investors
Schedule 1	Form Shareholders’ Agreement
Schedule 2	Form Articles of Association
Schedule 3	List of Key Employees
Schedule 4	Form Certification Letter of Capital Contribution
Schedule 5	Business Cooperation Agreement
Schedule 6	List of Business Contracts to Be Assigned
Schedule 7	List of Business Contracts to Go through Execution Procedure
Schedule 8	List of Equipment

This Capital Increase Agreement (the “Agreement”) dated May 20, 2015 (“Execution Date”), entered into by and among the following parties in Shenzhen City, the People’s Republic of China:

A.	Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (the “Company”), a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 201, Block A, 1 Qianhai Bay 1st Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd. (深圳市前海商务秘书有限公司).);

B.	Beijing Baidu Network Information Technology Co., Ltd. (北京百度网讯科技有限公司) (“Baidu”), a limited liability company incorporated under the laws of the PRC, with its registered address at 2/F Baidu Building, Shangdi 10th Street, Haidian District, Beijing;

C.	Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd. (“Zhongke Baiyun”), a limited liability company incorporated under the laws of the PRC, with its registered address at Rooms 505-2, Yuanxi Building No 1, Guangdong Pharmaceutical University, 280 Waihuan Dong Road, Xiaoguwei Street, Panyu District, Guangzhou;

D.	Dongguan Zhongke Zhongguang Venture Investment Co., Ltd. (“Zhongke Dongguan”, together with “Zhongke Baiyun”, “Zhongguang Investment”; together with Baidu and Zhongke Baiyun, the “Investors”), a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 02, 17/F, Hongfa Building, 6 Huizhanbei Road, Nancheng District, Dongguan;

E.	VisionChina Media Group Co., Ltd. (“VisionChina Media”), a limited liability company incorporated under the laws of the PRC, with its registered address at 1/F #7, Champs Elysees, Nongyuan Road, Futian District, Shenzhen; 8/F Futian Culture & Sports Industry Headquarters Place, 3030 Fuqiang Road, Futian District, Shenzhen;

F.	Shenzhen High Definition Digital Television Industry Investment Co., Ltd. (深圳市高清数字电视产业投资有限公司) (“Shenzhen HD”), a limited liability company incorporated under the laws of the PRC, with its registered address at Room 202A, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen;

G.	Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (“Shenzhen ChampsElysee”, together with VisionChina Media and Shenzhen HD, the “Existing Shareholders”, each an “Existing Shareholder”), with its registered address at Room 102A, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen;

H.	Li Limin, a PRC citizen, with his ID number 440301196101030818 (together with Existing Shareholders, the “Guarantors”, each a “Guarantor”)

(The Company, the Investor, Existing Shareholders and Li Limin, are hereinafter referred to as the Parties, and each is referred to as a “Party”.)

WITNESSTH

WHEREAS the Company is a limited liability company incorporated and existing under the laws of the PRC, with its existing registered capital at RMB50,000,000 and paid-in capital at RMB50,000,000, and VisionChina Media holds 51% of the Company’s equity, and Shenzhen HD holds 29% and Shenzhen ChampsElysee holds 20% of the Company’s equity, respectively;

WHEREAS the Company’s main business is to operate music and entertainment products, game products (including issuance of virtual money for online game), animation products and other internet value-added business (the “Business”) by way of internet, based on public transportation wireless local area network, and the Company desires to bring in Investors to further promote development of the Company’s Business, and the Investors desire to invest in the Company; and

WHEREAS the Parties are willing to increase the Company’s registered capital on the terms and conditions set forth herein (“Capital Increase”);

NOW THEREFORE, in consideration of the above premises and on the basis of the mutual agreement and covenants set forth herein below, the Parties hereby agree as follows:

Article

DEFINITION

Section 1.1.          Definition of Terms

In this Agreement, in addition to the terms defined in the body text of this Agreement, the following terms shall have the meanings specified as follows.

“Transaction” refers to the Capital Increase to be carried out by the Parties in accordance with the Transaction Documents.

“Affiliate” includes Affiliated Company and Affiliated Person. Under any of the following circumstances, any entity shall be deemed to be an Affiliated Company or Affiliated Person of a Party to this Agreement: (i) such entity directly or indirectly Controls, or is Controlled by, or is under common Control with, such Party; or (ii) thirty percent (30%) or more of the registered capital, voting rights, equity interest or decision-making rights of such entity is directly or indirectly held by such Party and vice versa; or (iii) such Party directs, influences or defines the orientations of such entity’s decisions, development, management and policies, whether by contract, through its seats at the board or otherwise, and vice versa; or (iv) an Affiliated Person of such Party serves as director, partner, shareholder or officer of such entity; “Affiliated Person” means a close family member of an individual and includes such individual’s parents, spouse, siblings, spouses of his/her siblings, adult children and spouses of his/her adult children.

“Control”, with respect to the relationship between or among two or more Persons, means the possession of the rights to direct, or cause the direction of, the business, affairs, management and decisions of a Person, directly or indirectly, or as a trustee or executor, whether through the ownership of equity interest, voting rights or voting securities, as a trustee or executor, or by contract, scheme of arrangement, trust arrangement or otherwise.

“Business Day” means a day on which banks are open for business to the public in the PRC, excluding Saturday, Sunday and statutory holidays.

“Laws and Regulations” means any law, statute, regulation, rule, detailed rules, ordinance, decree or normative documents of the PRC or other applicable jurisdiction.

“Certification Letter of Capital Contribution” refers to the certification letter of capital contribution in the form attached hereto as Schedule 4.

“Transaction Documents” refer to this Agreement, the Shareholders’ Agreement, Articles of Association and such other legal documents related to Capital Increase as specified herein.

“Shareholders’ Agreement” refers to the shareholders’ agreement entered into by and among the Company, Existing Shareholders, Li Limin and Investors prior to the Closing, in the form and substance attached hereto as Schedule 1.

“Person” means any individual, partnership, corporation, limited liability company, joint-stock company, association, trust, cooperative organization, unincorporated organization or other lawful entities.

“Encumbrance” refers to any security interest, pledge, mortgage, lien (including but not limited to right of rescission and right of subrogation), lease, license, burden of debt, preferential arrangement, restrictive covenant, condition or restriction of any type, including but not limited to any restriction on using, voting, transferring, receiving benefit from or otherwise exercising any right and interest of ownership.

“Liabilities” refer to any and all indebtedness, liabilities and obligations, whether in aggregate or at a specific amount, absolute or contingent, due or undue, liquidated or unliquidated, including but not limited to any debt, liability or obligation arising from any Laws and Regulations, Demand or Government Order or incurred in connection with any contract, agreement, arrangement, deed or covenant.

“Key Employees” refer to the Company’s key employees as listed in Schedule 3 attached hereto.

“Accounting Standard” refers to any financial- or accounting-related Laws and Regulations, policy, ordinance, prescription, rules and system promulgated by any PRC Government Authority.

“Employment Contract, Confidentiality Agreement, IP Transfer Agreement and Non-Compete Agreement” refer to the employment contract, confidentiality agreement, intellectual property transfer agreement and non-compete agreement entered into between the Company and each Key Employee in such form and substance as agreed to by Investors.

“Claim” means any litigation, complaint, petition, appeal, request for arbitration, request, claim, notice of breach, investigation, settlement award and resolution agreement.

“IP” includes patent, patent application, invention, utility model, design, registered trademark, trademark application, unregistered mark, service mark, registered design, unregistered design right, copyright, technical drawings, trade name, database right, internet domain name, brand name, computer software program and system, know-how, goodwill, business secret (including but not limited to manufacture and production process and know-how, research and development information, technology, drawings, design, plan, technical data, financials, marketing and business data, pricing and cost information, business and marketing plan, client and supplier list and information, and other confidential or proprietary information), confidential information and other industrial or business intellectual properties (whether registered or not, and whether registerable or not), and all application documents for any foregoing registration or protection.

“Tax” or “Taxes” means any and all taxes, charges, levies, duty, custom duty and other expenses imposed by any government or tax authority (in conjunction with any and all interest, penalty, surtax and additional charge), including but not limited to: tax and other charges imposed in connection with income, franchise, contingent income or other profit, gross income, property, sales, use, wages, retention, social security, unemployment compensation; any tax or other charges that are in nature of consumption tax, withholding tax, transfer tax, value-added tax or business tax; license, registration and documentation fees; and custom duty, duty and similar charges.

“Demand” refers to any claim, lawsuit, complaint, arbitration, inquiry, investigation and other legal proceedings initiated by or submitted before any Government Authority.

“Business License” refers to the new business license of the Company to be issued by administration of industry and commerce upon completion of Capital Increase.

“Articles of Association” refers to the new articles of association of the Company entered into by and among Existing Shareholders and Investors, reflecting this Transaction, in the form and substance attached hereto as Schedule 2.

“Indebtedness” means, with respect to any Person, all of such Person’s obligations to make payment, including but not limited to: (i) any repayable amount borrowed or raised, (ii) acceptance credit, documentary letter of credit, commercial paper facility, (iii) any bond, note, loan, draft, or similar receipt, (iv) any deferred payment for purchase of asset or service, any payable amount to perform contractual obligations, any penalty for breach of contract, (v) any payment of rent under such lease (whether in relation to land, machinery, equipment or other item) entered into for the purpose of raising fund or financing purchase or lease of asset, (vi) guarantee, letter of guaranty, standby letter of credit or other document issued for performance of contract, and (vii) any mortgage, guarantee or other security for financial damages in connection with any Person’s obligation.

“Government Authority” means any competent central or local government, regulatory or administrative agency, department or commission or any court, tribunal or judicial or arbitration forum of the PRC or any jurisdiction outside the PRC.

“Government Order” means any order, judgement, injunction, ruling, regulation, decision or ruling made by or in conjunction with any Government Authority.

“Material Adverse Effect” means any of the following circumstances, changes or effects involving the Business or the Company: such circumstance, change or effect (i) has or may be sufficiently proven to have a material adverse effect on the existence, Business, assets, IPs, Liabilities (including but not limited to contingent liabilities), business performance or financial condition of the Company, which would result in a loss of the Company and/or the Company’s assets exceeding 15% of its net assets value, or the Company’s net profits for the current year being lower than the total net profits as forecasted by the Guarantors for the current year by 15%; or (ii) has or may be sufficiently proven to have a material adverse effect on the qualifications, licenses or capabilities required for the Company to conduct the Business as currently conducted.

“Material Contracts” refer to all such contracts, agreements, memoranda, letters of intent or other legal documents, whether or not entered into in the ordinary course of business, that are important for the Company’s existence, development, finance or business or materially restrict the Company or the absence of which may have Material Adverse Effect on the Company’s existence, development, finance or business, including but not limited to: (i) any contract of an amount exceeding RMB500,000, (ii) any contract of transfer, sale, license, purchase or disposal of the Company’s material assets or important IPs, (iii) any exclusive or other contract that may restrict the Company’s competitive capacity, (iv) any commercial contract with any of the Company’s top 10 cooperative parties, suppliers or clients, (v) any contract involving disposal of equity, purchase of equity, investment, financing, joint venture, merger and acquisition, restructuring, voting arrangement, profit sharing or transfer of control, (vi) any contract that imposes Encumbrance upon the Company’s equity or material assets, and (vii) any contract or agreement with Government Authority.

The “PRC” means the People’s Republic of China which, for the purpose of this Agreement only, shall exclude Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“RMB” means Renminbi, the lawful currency of the PRC.

Section 1.2.          Other Definitions

The following terms are defined in corresponding sections.

Term	Section
Company	Preamble
Existing Shareholders	Preamble
Party	Preamble
Parties	Preamble
Investors	Preamble
Agreement	Preamble
Execution Date	Preamble
Business	Recital
Capital Increase	Recital
Investor’s Increased Capital	Section 2.1(a)
Investor Capital Increase Subscription Price	Section 2.2(a)
Investor’s Payment	Section 2.3(a)
Payment Date	Section 2.3(a)
Closing	Section 2.4(a)

Closing Date	Section 2.4(a)
Loss	Section 9.2(a)
Dispute	Section 12.2(a)
Government Authorization	Section 2, Appendix A
Financial Statements	Section 7, Appendix A
Management Statements	Section 7, Appendix A
Assets	Section 16, Appendix A

Section 1.3.          Interpretation and Rules of Interpretation

For the purpose of this Agreement, unless otherwise required in the context,

(a) any article, section, appendix, schedule, preamble or recital referred to herein, shall mean the article, section, appendix, schedule, preamble or recital of this Agreement, and unless otherwise specified, such articles, sections, appendices, schedules, preamble or recital shall be deemed part of this Agreement;

(b) the table of content and titles herein are made for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement;

(c) the word “include” or any variation thereof shall be deemed immediately followed by “without limitation” or “but not limited to”;

(d) any definition of or any reference to any Law or Regulation herein or in any other agreement or document referred to herein, shall mean such Law or Regulation as amended, modified or supplemented from time to time, including any subsequent law or regulation in lieu thereof;

(e) any reference to a Person shall also include its permitted successors or assigns;

(f) words such as “hereof”, “herein,” “hereunder” and the like refer to this Agreement as a whole and not merely to a provision of this Agreement; and

(g) in terms of any reference herein to any liability or obligation of the Company or Guarantors, Guarantors shall have joint and several liability to the Investor for the Company’s obligations. Unless otherwise agreed herein, the Guarantors shall have joint and several liabilities among themselves for the obligations thereof; and no Investors shall have joint and several liability among themselves for the obligations thereof.

Article II
Capital Increase and Contribution

Section 2.1.          Capital Increase and Contribution

(a) In accordance with this Agreement, Investors will subscribe for newly increased registered capital of the Company at the total amount of RMB7,906,562 (hereinafter referred to as “Investor’s Increased Capital”).

(b) The table below sets out the Existing Shareholders’ shareholding in the Company prior to completion of this Transaction:

Shareholder	Paid-up Capital Contribution (RMB in ten thousands)	Shareholding Percentage
VisionChina Media	2,550	51%
Shenzhen HD	1,450	29%
Shenzhen ChampsElysee	1,000	20%
Total	5,000	100%

The table below sets out the Investors’ and the Existing Shareholders’ shareholding in the Company following completion of this Transaction:

Shareholder	Paid-up Capital Contribution (RMB in ten thousands)	Shareholding Percentage
VisionChina Media	2,550	44.037%
Shenzhen HD	1,450	25.04%
Shenzhen ChampsElysee	1,000	17.269%
Baidu	405.3459	7.0%
Zhongke Baiyun	289.5328	5.0%
Zhongke Dongguan	95.7775	1.654%
Total	5,790.6562	100%

Section 2.2.          Consideration for Capital Increase

(a) The consideration of Investors’ Increased Capital which Investors subscribe for in accordance with Section 2.1(a) is up to a maximum of RMB69,225,000. The table below sets out the maximum amount that each Investor shall pay for its subscribed Investor’s Increased Capital (“Investor’s Consideration for Capital Increase”), respectively.

Investor	Investor’s Increased Capital (RMB in ten thousands)	Investor Capital Increase Subscription Price (RMB in ten thousands)
Baidu	405.3459	2,397.5
Zhongke Baiyun	289.5328	3,400
Zhongke Dongguan	95.7775	1,125
Total	790.6562	6,922.5

(b) Upon completion of Capital Increase, the Company’s registered capital shall equal a sum of the Company’s pre-Capital Increase registered capital and Investors’ Increased Capital, i.e., RMB57,906,562. The Parties agree that such amount out of Investors’ Consideration for Capital Increase exceeding Investors’ Increased Capital shall be accounted for the Company’s reserves.

Section 2.3.          Payment of Investor Capital Increase Subscription Price

(a) The Company shall give notice of payment to Investors promptly following the Company’s confirmation on full satisfaction or waiver by the Company of the conditions set out in Section 5.1 herein and Investors’ confirmation on full satisfaction or waiver by Investors of the conditions set out in Section 5.2 herein. Each Investor shall make payment of the following amount of consideration for Capital Increase (the “First Instalment”) in cash to the account designated by the Company within ten (10) Business Days (“Payment Date”) upon receipt of such notice of payment (hereinafter referred to as “Investor’s Payment”). The Parties acknowledge that the First Instalment covers all of the Investor’s Increased Capital, and all the discrepancies between the Investor’s Increased Capital and the Investor’s Payments shall be accounted for the Company’s reserves.

Investor	First Instalment (RMB in ten thousands)
Baidu	1,798.125
Zhongke Baiyun	2,550
Zhongke Dongguan	843.75
Total	5,191.875

(b) The Company shall give notice of payment to Investors promptly following the Company’s confirmation on full satisfaction or waiver by Investors of the post-Closing covenants set out in Section 6.1(s) herein. Each Investor shall make payment of the following RMB amount of Investor Capital Increase Subscription Price (the “Retainer”) in cash to the account designated by the Company within ten (10) Business Days upon receipt of such notice of payment. Such Retainer shall be accounted for the Company’s reserves. No Investor may need to make payment of such Retainer, to the extent that the Company fails to perform its post-Closing covenants set out in Section 6.1(s) herein that are not waived by Investors.

Investor	Retainer (RMB in ten thousands)
Baidu	599.375
Zhongke Baiyun	850
Zhongke Dongguan	281.25
Total	1,730.625

Section 2.4.          Closing

(a) Subject to compliance with the terms and conditions of this Agreement, the closing of this Agreement (“Closing”) shall occur on the Payment Date (“Closing Date”) subject to full satisfaction or waiver by relevant Parties of the conditions set out in Sections 5.1 and 5.2 herein.

(b) Prior to or at Closing, the Company and Guarantors shall furnish Investors with originals or copies of all the closing documents required hereby to be provided. Within one (1) Business Day upon Investor’s payment, the Company shall deliver to Investors an executed certification letter of capital contribution affixed with the Company’s common seal.

Section 2.5.          Capital Verification

After Closing, the Company shall engage a qualified accounting firm to verify the capital of the Company within ten (10) Business Days upon the Payment Date set out in Section 2.3(a) and the Retainer Payment Date (if any) set out in Section 2.3(b), respectively, and prepare a capital verification report setting forth that Investor’s Increased Capital has been paid in full and/or that Existing Shareholders’ subscribed capital for current period has been paid up, and deliver to Investors the original of such capital verification report.

Section 2.6.          Use of Increased Capital

The Increased Capital shall be used for the following purposes:

(a) the Company’s ordinary business development;

(b) the Company’s research and development of core products;

(c) the Company’s expenditures on human resources; and

(d) other purposes approved by the Company’s board of directors (involving approval by such directors as nominated by Investors).

Article III

Representations and Warranties of the Company and Guarantors

In order to cause Investors to execute this Agreement and as part of the consideration for their entry into this Agreement, the Company and Guarantors hereby jointly make such representations and warranties to Investors as set forth in Appendix A attached hereto; Guarantors hereby make such representations and warranties to Investors as set forth in Appendix B attached hereto. Unless otherwise specified herein, Guarantors shall assume joint and several liabilities for all representations, warranties and covenants made by Guarantors and the Company hereunder.

Article IV

Representations and Warranties of Investors

In order to cause the Company and Guarantors to execute this Agreement and as part of the consideration for their entry into this Agreement, Investors hereby jointly make such representations and warranties to the Company and Guarantors as set forth in Appendix C attached hereto.

Article V

Conditions Precedent to Closing

Section 5.1.          Conditions to Closing of the Company and Existing Shareholders

The obligations of the Company and Guarantors to consummate the transactions contemplated hereby, shall be subject to satisfaction of the following conditions (which may also be entirely or partially waived by the Company and Guarantors at their sole discretion) prior to or at Closing:

(a) Transaction Documents. Investors shall have executed and delivered to the Company and Guarantors all Transaction Documents, including but not limited to this Agreement, the Shareholders’ Agreement and the Articles of Association of the Company; and

(b) Representations, Warranties and Covenants. The representations, warranties and covenants of Investors herein and in the Shareholders’ Agreement shall be true and correct in all material respects as of the date hereof and thereof, and shall remain true and correct in all material respects as of the Closing, to the same force and effect as if they are made on the Closing Date (except any representation and warranty with respect to a certain date).

Section 5.2.          Conditions to Closing of Investors

The obligations of Investors to consummate the transactions contemplated hereby, shall be subject to satisfaction of the following conditions (which may also be entirely or partially waived Investors at their sole discretion) prior to or at Closing, save that those specifying conditions to Closing of Baidu only shall apply to Baidu only:

(a) Transaction Documents. The Company and Guarantors shall have executed and delivered to Investors all Transaction Documents, including but not limited to this Agreement, the Shareholders’ Agreement and the Articles of Association of the Company;

(b) Strategic Direction. Investors and the Company and Guarantors shall have agreed on the development strategy and steps to be taken in terms of the Company’s business, marketing and internal management;

(c) Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Guarantors herein and in the Shareholders’ Agreement shall be true and correct in all material respects as of the date hereof and thereof, and shall remain true and correct in all material respects as of the Closing, to the same force and effect as if they are made on the Closing Date (except any representation and warranty with respect to a certain date). All such covenants and agreement provided herein that the Company and Guarantors shall perform prior to or on the Closing Date shall have been performed;

(d) No Litigation or Demand. No such Demand has been or is threatened to be initiated by or before any Government Authority against any Party hereto, in an attempt to restrict the transactions contemplated hereby or cause Material Adverse Effect on the conditions to the transactions contemplated hereby, as may, based on Investors’ reasonable judgement, make it impossible or illegal to consummate such transactions.

(e) Employment Contract, Confidentiality Agreement, IP Transfer Agreement and Non-Compete Agreement. The Company has already entered into Employment Contract, Confidentiality Agreement, IP Transfer Agreement and Non-Compete Agreement with all of its employees (including Key Employees listed in Schedule 3) on such terms and conditions as agreed to by Investors. To the extent required for the Company’s Business, Li Limin and Wang Yan shall make necessary efforts to ensure that they have sufficient capacity and time to perform such work related to the Company as assigned by the board of directors of the Company and their service and work with other employers (including but not limited to VisionChina Media and other Affiliates) shall not affect their work to be completed at the Company;

(f) Executive Directors’ Approval. The Company’s executive directors shall have approved this Transaction, execution and performance of the Transaction Documents, as well as matters contemplated by the Transaction Documents;

(g) Shareholders’ Approval. Existing Shareholders shall have approved this Transaction, execution and performance of the Transaction Documents, as well as matters contemplated by the Transaction Documents;

(h) Consent and Waiver. The Company and Guarantors shall have obtained all approvals, consents or waivers from Government Authority or any third party for execution of the Transaction Documents and performance of this Transaction;

(i) The PRC Legal Opinion. The Company’s PRC legal counsel shall have issued a PRC legal opinion in the form and substance satisfactory to Investors;

(j) Due Diligence. The result of legal, business and financial due diligence on the Company is satisfactory to Investors, and all material issues identified in due diligence shall have been resolved or addressed by an agreed solution;

(k) No Material Adverse Effect. There shall have not been any one or more events of Material Adverse Effect, and no evidence has been identified to indicate any occurrence of such event of Material Adverse Effect;

(l) Investors’ Internal Approval. The Investors’ investment decision-making committee shall have approved this Transaction, execution and performance of the Transaction Documents, as well as matters contemplated by the Transaction Documents;

(m) The Company shall have obtained the written consent from Shenzhen New Media Advertisement Industrial Park Development Co., Ltd. (深圳新媒体广告产业园发展有限公司), the owner of the real property located at 8/F Futian Culture & Sports Industry Headquarters Place, 3030 Fuqiang Road, Futian District, Shenzhen, allowing the VisionChina Media to sublease such property to the Company;

(n) Shenzhen HD shall have repaid in full the RMB9 million by means satisfactory to Investors, which was borrowed from the Company as current account in April 2014;

(o) The Company shall have paid in full the RMB26,550,649.71 payable to other third parties (including RMB26,518,530.73 payable to VisionChina Media) by means satisfactory to Investors;

(p) Other Procedures. The Company shall have obtained and completed all other approvals, permits, registrations, processes and procedures necessary for Capital Increase;

(q) Conditions to Closing of Baidu Only. Baidu, the Company and related parties shall have entered into and executed a business cooperation agreement satisfactory to the Parties, including but not limited to the following: 1) Baidu shall provide technical support, product support and brand license to the Company; 2) Baidu shall be the sole and exclusive cooperative party with respect to the Company’s bus-based wifi search and distribution business; 3) Baidu shall be entitled to the preferential right to business cooperation with the Company, i.e., if the Company proposes to cooperate with a third party and Baidu provides cooperative conditions not less favorable than those of such third party, the Company shall cooperate with Baidu on preferential basis; and 4) VisionChina Media covenants to provide mobile TV advertisement display free of charge at least 32 times per day and 15 seconds each time on each bus installed with bus-based wifi and equipped with mobile TV operated by VisionChina Media, to promote the Company’s bus-based wifi. Such business cooperation agreement shall be in the form and substance set out in Schedule 5;

(r) Conditions to Closing of Baidu Only. The board of directors of VisionChina Media Inc. shall have included one director nominated by Baidu or any third party designated by Baidu, and all approvals, permits, registrations, processes and procedures necessary for appointment of such director shall have been obtained or completed, including any amendment to the articles of association of VisionChina Media Inc. (as necessary) and board resolutions approving appointment of such director, and updated register of directors of VisionChina Media Inc. reflecting appointment of such director.

Article VI

Post-Closing Covenants

Section 6.1.          Post-Closing Covenants

(a) The Company shall, and Guarantors shall cause the Company to fully comply with Laws and Regulations and relevant Government Authority’s requirements on the Company’s Business and performance of its obligations under the Transaction Documents on an on-going basis both prior to and after the Closing Date.

(b) The Company shall obtain and maintain all government approvals, licenses, certificates, registrations, filings and qualifications necessary for the Company’s Business, and shall comply with requirements on such approvals, licenses, certificates, registrations, filings and qualifications on an on-going basis.

(c) The Company and Existing Shareholders shall prepare and timely submit the national and local tax returns in accordance with applicable Laws and Regulations and requirements of competent Government Authority. The Company and Existing Shareholders shall pay taxes due in accordance with applicable Laws and Regulations and the tax returns, both prior to and after the Closing Date.

(d) The Guarantors undertake to the Investors that the Senior Officers and Key Employees of the Company shall work with the Company on a full-time basis and shall devote most of their time, energy, skills and efforts to the development of the Business of the Company; for as long as they are directors or employees of the Company, and for a period of two (2) years following the date on which they cease to be directors or employees of the Company, the Senior Officers and Key Employees of the Company shall not conduct any business that competes with that of the Company or its Affiliated Companies, nor shall they serve as directors, senior officers, employees, partners, investors, shareholders, agents or hold other posts with any entity engaged in a business that competes with said business.

(e) The Guarantors hereby undertake to the Company and the Investors that the Senior Officers and Key Employees of the Company will not, directly or indirectly, solicit or inappropriately employ any employee or officer of the Company or its Affiliated Companies; or disclose to any person, or use for any purposes, any confidential information related to the Investors or the Company.

(f) The Guarantors hereby undertake to the Company and the Investors that, upon the consummation of this investment, they shall not, and shall cause their shareholders, directors, subsidiaries and other Affiliates (other than the Company) not to, directly or indirectly, carry out any business that competes with that currently conducted by the Company in any manner, except with a prior written consent by the Investors or unless it is operated in tandem with the Investors.

(g) Industrial and Commercial Registration of Alteration: Within ten (10) days upon the Closing, (1) the Company shall have completed industrial and commercial registration of alteration in connection with Capital Increase, precisely reflecting Investors’ shareholding in the Company upon consummation of this Transaction; (2) the Company shall have completed registration and filing with respect to the Company’s board of directors, precisely reflecting that Investors’ nominee has been appointed as a director of the Company, in accordance with the Shareholders’ Agreement; and (3) the Company shall have amended and filed the Articles of Association with respect to the Transaction.

(h) Upon Closing, once any competent authority requires the Company to add any type of business to its current business categories set out in the Value-added Telecommunication Business Operation License (including but not limited to Category 2 value-added telecommunication business “internet access server business”), the Company shall promptly comply with such competent authority’s requirements and Guarantors shall procure and assist the Company to comply with such requirements.

(i) Where the Company proposes to use the domain names it holds to the extent of the business scope set out in the Company’s Online Culture Business Operation License and Value-added Telecommunication Business Operation License, such domain name shall be included in the business scope set out in the Company’s Online Culture Business Operation License and Value-added Telecommunication Business Operation License and related procedures shall be completed.

(j) The Company shall make its best effort to satisfy the requirements of the PRC Laws and Regulations on application for the Information Network Communication Audio-Visual Program Operation License, and shall comply with competent authority’s requirements to apply for such license in event that the PRC Laws and Regulations allows the Company to make such application.

(k) Upon Closing, once any competent authority requires the Company to apply for and obtain the Internet News Information Service License, the Company shall promptly comply with such competent authority’s requirements and Guarantors shall procure and assist the Company to comply with such requirements.

(l) Upon Closing, once any competent authority requires the Company to apply for and obtain the Internet Publication License, the Company shall promptly comply with such competent authority’s requirements and Guarantors shall procure and assist the Company to comply with such requirements.

(m) Within one (1) month upon the Closing, the Company shall complete the registration and filing procedures with telecommunication administration in connection with the domain names such as ivifi.com, ivifi.cn, ivifi.com.cn, ivifi.net, 1024wifi.com, visnwifi.com and visnvifi.com

(n) Within one (1) month upon the Closing, the Company shall alter its registered address for social security to “8/F Futian Culture & Sports Industry Headquarters Place, 3030 Fuqiang Road, Futian District, Shenzhen”.

(o) The Company shall have note the sources of all news information, music or videos published on VisionChina VIFI platform.

(p) Upon Closing, all letters of intent and contracts in relation to the Company’s business operation (including but not limited to wifi cooperation contracts, traffic purchase contracts, lease contracts, equipment purchase contracts) shall be executed in the name of the Company and the Company’s Business, finance and staffing shall be independently handled.

(q) Within one (1) month upon the Closing, the Company shall have obtained the approval of Capital Increase and alteration of equity from Guangdong Communication Administration (or other competent authority to exercise similar review at that time) and shall have completed the alteration procedures with respect to shareholder information contained in the Company’s Value-added Telecommunication Business Operation License.

(r) Within three (3) months upon the Closing, the business contracts between VisionChina Media and other third parties listed in Schedule 6 shall have been adjusted in such manner as satisfactory to Investors, including but not limited to: (i) termination of such agreement and execution of a new agreement between the Company and relevant third party, or (ii) execution of a tri-party agreement among the Company, VisionChina Media and relevant third party, setting forth that the Company shall assume the rights and obligations of VisionChina Media thereunder.

(s) Within three (3) months upon the Closing, the business contracts listed in Schedule 7 shall have been duly executed in following manner as satisfactory to Investors:

Investors shall pay 60% of the Retainer upon execution of the Shanghai contract; and Investors shall pay 40% of the Retainer upon execution of the Wuhan contract. If during this period, the Company has executed a business contract with another provincial capital of the same tier with Wuhan or a municipality regarding operation right of bus-based wifi installed on at least 4,000 buses, it may be considered to have the same effect as if Wuhan contract has been duly executed.

(t) Within three (3) months upon the Closing, such equipment used or held by VisionChina Media as listed in Schedule 8 shall have been transferred to the Company in such manner as satisfactory to Investors:

Article VII

Special Provisions

Section 7.1.          Pre-Closing Business Operation

(a) The Company and Guarantors covenant that they will conduct business operation normally and only in a manner consistent with customary practice in the past from the Execution Date through the Closing Date.

(b) The Company and Guarantors covenant and agree that the Company shall not engage in any following conduct without Investors’ prior written consent from the Execution Date through the Closing Date:

(i)          to merge and acquire, sell, transfer or dispose of any assets for value of more than RMB1 million;

(ii)         to purchase, sell, lease and otherwise dispose of any IP;

(iii)        to approve the Company’s annual business plan and financial budget, or make any material modification of the approved annual business plan or financial budget;

(iv)        to borrow a bank loan of a principal amount at more than RMB1 million or to incur additional debts at an amount of RMB3 million in aggregate in one year;

(v)         to guarantee an external party’s obligation;

(vi)        to extend a loan to an external party at a principal amount of RMB500,000;

(vii)       to enter into any speculative swap, futures or option transaction;

(viii)      to initiate or resolve any material legal proceeding or arbitration for a value of more than RMB500,000;

(ix)        to retain or replace the Company’s auditor, legal counsel or other intermediaries;

(x)          to establish any subsidiary, joint venture or partnership with a registered capital of more than RMB1 million, or make any external investment of more than RMB1 million;

(xi)         to structure a listing plan for the Company, including engagement of intermediaries, listing schedule and place;

(xii)        to implement or produce to the Company’s general shareholders’ meeting any new financing plan;

(xiii)       to hire or remove the Company’s general manager, deputy general manager, Key Employees or financial controller;

(xiv)      to alter the Company’s Business;

(xv)       to revoke or give up any qualification, license, approval or filing in connection with the Company’s Business, or engage in any activity that may result in revocation or cancellation of such qualification, license, approval or filing;

(xvi)      any significant matter of any of the Company’s controlled subsidiaries or controlled Affiliates, including but not limited to any of the above matters.

(c) From the date of this Agreement through the Closing Date, (i) the Company shall give prior written notice to Investors and obtain Investors’ consent, if the Company proposes to make any decision on investment of an amount of RMB1 million or more (including but not limited to investment in a new subsidiary or branch, or entry into any business cooperation agreement with any third party); and (ii) the Company shall give prior written notice to Investors, if the Company proposes to make any decision on investment of an amount of less than RMB1 million (including but not limited to investment in a new subsidiary or branch, or entry into any business cooperation agreement with any third party).

Section 7.2.          Notice of Development

Prior to Closing, the Company and Guarantors shall promptly notify Investors in writing of (a) all such events, situations, facts and circumstances occurring after the Closing Date that may result in breach of any of the representations, warranties or covenants of the Company and Guarantors herein or the effect of which may cause any of the representations, warranties or covenants of the Company and Guarantors to become false or incorrect, and (b) all important development after the Closing Date that may materially affect the Company or the assets, Liabilities, Business, financial condition, operation, operating result, client or supplier relationship, employment, forecast or prospects in relation to Business.

Section 7.3.          Exclusive Period

The Company and Guarantors agree that from the Execution Date through (A) the Closing or (B) termination of this Agreement, whichever is earlier, none of the Company, Guarantors, or any of their Affiliates, senior officers, directors, representatives or agents will:

(a) solicit, initiate, consider, encourage or accept any Person’s following proposal or offer: (i) any investment in the Company, (ii) any purchase of the Company’s equity in whole or in part, (iii) any merger, consolidation or otherwise integration of the Company or its Business, or (iv) any capital restructuring, reorganization or other extraordinary business transaction involving the Company or otherwise relating to the Company; or

(b) take part in any discussion, conversation, negotiation or otherwise communication of any agreement, memorandum, letter of intent or similar legal document in connection with any of the foregoing, or furnish any Person with any information relating to any of the foregoing, or cooperate with, assist or take part in, promote or encourage any other Person’s endeavor or attempt of the foregoing.

The Company and Guarantors agree that from the Execution Date through (A) the Closing or (B) termination of this Agreement, whichever is earlier, the Company shall immediately terminate and cause to be terminated any discussion, conversation, negotiation or otherwise communication of the foregoing up to now; if any Person makes any such proposal or offer, or otherwise approach or otherwise contact the Company, the Company and Guarantors shall give notice to Investors immediately, setting forth in reasonable detail the identity of the Person making such proposal or offer or approaching or otherwise contacting the Company, as well as the terms and conditions of such proposal or offer or otherwise.

Section 7.4.          Further Actions

The Parties hereto shall make reasonable efforts to take or cause to be taken any and all required or advisable or necessary actions, do or cause to be done any and all things, and execute and deliver all necessary documents and other materials, subject to applicable Laws and Regulations, to exercise the terms of this Agreement and consummate and effect the transactions contemplated hereby.

Article VIII

Expenses and Burden of Tax

Any expenses (including but not limited to attorney fees) incurred by Baidu in connection with this Transaction shall be borne by the Company up to a maximum of RMB300,000; provided, however, that Baidu shall assume all expenses (including but not limited to attorney fees) it has incurred in connection with this Transaction where the Transaction fails to be closed by reason of Baidu. Save for the foregoing, each Party shall pay and assume any tax or expense it has incurred in connection with this Transaction.

Article IX

Breach of Contract and Indemnification

Section 9.1.          Breach of Contract and Early Termination

If any Party fails to perform any of its obligations hereunder or under any Transaction Document or any of its representations or warranties hereunder or under any Transaction Document is untrue or inaccurate, such Party (the “Breaching Party”) shall be deemed to be in breach of this Agreement. In such case, any non-breaching Party shall notify the Breaching Party in writing of such breach of this Agreement, and the Breaching Party shall remedy such breach within thirty (30) days following the date on which the notice is sent. If the Breaching Party fails to remedy its breach within such thirty (30) day period, any non-breaching Party shall have the right to terminate this Agreement. If any Party expressly indicates, whether orally or in writing or by its conduct, that it will not perform its major obligations hereunder by expiry of the prescribed term for its performance, or the Breaching Party’s breach (even if it is caused by force majeure) renders it impossible for the Parties to achieve the fundamental purposes of this Agreement, then any non-breaching Party shall have the right to terminate this Agreement. In event of any breach of this Agreement or any other Transaction Document, the Breaching Party shall be liable for any direct loss of any non-breaching Party arising from such breach. A non-breaching Party’s early termination right hereunder shall be in addition to any other remedy available to such Party, and such termination shall in no event relieve the Breaching Party from any of its obligations as of the date of termination of this Agreement, or from its liabilities for damages of non-breaching Parties arising from the Breaching Party’s breach of this Agreement or any other Transaction Document.

Section 9.2.          Liabilities of the Company and Guarantors for Damages

(a) The Company and Guarantors shall jointly and severally indemnify and hold harmless Investors from and against any and all liabilities, losses, damages, claims, expenses and costs, interest, judgements, rulings and penalties (including but not limited to fees and costs of attorneys and advisors engaged) (“Loss”) directly or indirectly incurred by Investors, arising from any breach of any representation, warranty, covenant or agreement made by the Company or Guarantor hereunder, including but not limited to any Demand initiated by any Party or arising otherwise.

(b) Unless agreed by Investors or otherwise specified herein, Investors shall not be liable for any Indebtedness, Liability and responsibility of the Company and Guarantors existing or incurred prior to the Closing Date or arising after the Closing date from any occurrence or event prior to the Closing Date, and the Company and/or Guarantors shall continue to assume such Indebtedness, Liability and responsibility, whether existing or possible, known or unknown, cumulative or not, due or undue, including but not limited to: (i) any responsibility, Liability, Indebtedness or payable tax incurred prior to the Closing Date by the Company and Guarantors in connection with asset, IP or Business, (ii) any pending litigation, arbitration, administrative penalty or other legal proceeding arising prior to the Closing Date or arising after the Closing date from any event prior to the Closing Date in connection with asset, IP or Business, (iii) any Claim for the Company’s products or services sold or provided prior to the Closing Date; (iv) any demand, claim, litigation, arbitration, administrative penalty or other legal proceeding in connection with the Company’s performance of commercial contract. The Company and Guarantors shall make all efforts to hold Investors harmless against and from any Loss arising from the foregoing, and the Company and Guarantors shall deal with such litigation, related compensation and legal procedures following Investor’s instruction, and indemnify Investors for all Losses arising therefrom.

(c) The Company and Guarantors shall indemnify Investors against any Loss arising from any damage or reduction in the value of the Company incurred in connection with any penalty, claim or demand from Government Authority or any third party due to the Company’s violation of the PRC Laws and Regulations (including but not limited to failure to obtain or make any relevant governmental license, approval or filing in connection with operating Business) in producing or operating any product or providing any service prior to the Closing.

(d) The Company and Guarantors shall indemnify Investors against any Loss arising from any legal liability of the Company (including but not limited to complementary payment and fine) for any issue in connection with employees’ compensation, benefits, social security and housing fund existing or occurring prior to the Closing.

(e) The Company and Guarantors shall indemnify Investors against any Loss arising from any legal liability of the Company (including but not limited to complementary payment and fine) for any tax-related liability existing or occurring prior to the Closing.

Section 9.3.          Joint Liabilities of Guarantors

Guarantors shall be jointly liable for all obligations of the Company and Guarantors hereunder.

Section 9.4.          Other Legal Remedies

The provisions in this section shall not preclude any of the Parties from pursuing other legal remedies for the part of its loss exceeding those indemnified.

Article X

Termination

Section 10.1.        Termination

Unless otherwise specified herein, this Agreement may be terminated at any time prior to the Closing under the following circumstances:

(a) In event of any circumstance set out in Section 9.1, a non-breaching Party may terminate this Agreement by a written notice to the Breaching Party;

(b) If prior to the Closing, (i) any representation or warranty of the Company or Guarantors in any Transaction Document is untrue or inaccurate in any material respect, (ii) any of the Company or Guarantors fails to comply with any of its covenants or agreement in any Transaction Document in any material respect and further fails to remedy such untruth or inaccuracy within thirty (30) days upon receipt of Investors’ notice, (iii) the Company’s violation of the PRC Laws and Regulations or infringement upon any third party right gives rise to any penalty, claim or demand from Government Authority or any third party against the Company, causing thereby material losses or substantial reduction in the value of the Company, (iv) the Company is transferred in whole for the benefit of its creditors or any legal proceeding is initiated by or against the Company to declare the Company’s bankruptcy or insolvency, or any dissolution, liquidation, winding-up, reorganization or restructuring of its Indebtedness occurs to the Company in connection with its bankruptcy, insolvency or reorganization in accordance with any law, Investors may terminate this Agreement by giving a written notice to the Company and Guarantors;

(c) if any Government Authority promulgates any Law or Regulation, issues any final order, decree or ruling or takes any other final legal action which has the effect of restricting, preventing or otherwise prohibiting the transactions contemplated hereby or making it illegal or impossible to consummate the transactions contemplated hereby and in respect of which no application for review, lawsuit or appeal can be made, any Party hereto may terminate this Agreement by giving a written notice to the other Parties;

(d) If any Law and Regulation promulgated or any final order, decree, ruling entered or take any final other legal action taken by any Government Authority that are final and in respect of which no application for reconsideration or complaint or appeal can be made, restricts, prevents or otherwise precludes or makes it illegal or impossible to consummate the transactions contemplated hereby, any Party may terminate this Agreement by giving a written notice to the other Parties;

(e) Any Transaction Document other than this Agreement is terminated in accordance with its terms;

(f) The Parties agree to terminate this Agreement in writing.

Section 10.2.        Effect of Termination

(a) In event termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become null and void and shall cease to be binding upon any Party, (i) except as set forth in Articles XI and XII, and (ii) provided that nothing herein shall relieve any Party from liability for any breach of this Agreement.

(b) Upon termination of transaction agreement, the Parties shall initiate the liquidation procedure of the Company, make Investors priority liquidation payment to Investors and then distribute remaining assets to shareholders in accordance with the Shareholders’ Agreement.

Article XI

Confidentiality

Section 11.1.       Confidential Information

The Parties acknowledge that any and all information relating to this Agreement, the contents of, and the transactions contemplated by, this Agreement, as well as any oral or written commercial, financial, legal, market, customer, technical, property and other information exchanged by the Parties in respect of the preparation or performance of this Agreement shall be deemed to be confidential information.

Section 11.2.       Obligation of Confidentiality

Each of the Parties agrees that it shall, and shall procure that its Affiliates and its or their respective officers, directors, employees, agents, representatives, accountants and counsels shall treat as classified data and keep confidential any confidential information it/they may receive or acquire, and shall not use or disclose the same to any third party without the prior written consent of the other Parties or except as required by judicial or administrative proceedings or other Laws and Regulations.

Section 11.3.        Exempted Disclosure

(a) The duty of confidentiality contemplated by this Chapter shall not apply to any information which: (i) may be disclosed in accordance with this Agreement; (ii) is publicly available at the time of disclosure through no disclosure by any Party or its Affiliates or its or their respective officers, directors, employees, agents, representatives, accountants or counsels in violation of this Agreement; (iii) is received by a Party from a bona fide third party without any duty of confidentiality; or (iv) is disclosed to the extent agreed upon by the Parties. In addition, a Party may disclose the foregoing information to its Affiliates or its or their respective investors, officers, directors, employees, partners, shareholders, agents, representatives, accountants and counsels to the extent required for the performance of this Agreement, provided, however, that such Party shall ensure that such persons shall assume the same duty of confidentiality as it.

(b) Further, for purpose of clarity, the Parties agree that a Party and any of its Affiliates (including its or their respective officers, directors, employees, partners, members, shareholders, agents, representatives, accountants, financial advisors and counsels) may disclose confidential information to relevant authorities or agencies in accordance with applicable Laws and Regulations, or requirements of Government Authorities, judicial authorities or stock exchanges or securities regulatory authorities, provided that the Party required to disclose confidential information shall make disclosures to the required extent and shall inform the other Parties in writing prior to such disclosure.

Section 11.4.       Term of Confidentiality

The duty of confidentiality will take effect upon the Execution Date and will remain effective until expiration of five (5) years following termination of this Agreement.

Article XII

Governing Law and Dispute Resolution

Section 12.1.        Governing Law

The formation, validity, interpretation, execution of this Agreement and settlement of any disputes arising hereunder shall be governed by and in accordance with the PRC Law.

Section 12.2.        Dispute Resolution

(a) Any dispute, controversy or Demand arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (the “Dispute”) shall be resolved through friendly consultations among the Parties, failing which, each Party may submit such Dispute to China International Economic and Trade Arbitration Commission (CIETAC) at any time for arbitration by an arbitral tribunal in Beijing in accordance with the CIETAC arbitration rules in effect at the time of submission of the Dispute.

(b) The arbitration award of the arbitral tribunal shall be final and binding upon the Parties. The Parties shall use their best efforts to ensure that any such arbitration award will be executed in a timely manner and shall provide any necessary assistance in connection therewith.

(c) The foregoing provisions of this Section 12.2 shall not prevent any Party from seeking any pre-litigation property preservation or injunctive relief which it is entitled to for any reason, including not limited to assurance as to subsequent enforcement of the arbitration award.

Article XIII

Effectiveness

This Agreement shall take effect upon duly execution by the Parties hereto. To facilitate handling of governmental and regulatory procedures, the Parties shall at Investors’ request execute other contracts, agreements or documents relating to the matters hereunder; provided, however, that in event of any conflict or inconsistency between such other contracts, agreements or documents and this Agreement, this Agreement shall prevail.

Article XIV

General Provisions

Section 14.1.        Notice

All notices and other communications required or made under this Agreement shall be delivered in person or sent by registered mail (postage prepaid), by commercial courier service or by facsimile to the respective Parties at the following addresses. Each notice shall also be sent by email. Any notice so addressed to the relevant Party shall be deemed to have been duly given (i) when delivered in person or sent by courier service or by registered mail (postage prepaid), on the day on which such notice is received or rejected at the address for notices to such relevant Party; (ii) if sent by facsimile, on the day of successful transmission (which shall be evidenced by an automatically generated transmission confirmation report). The contact information of the Parties for the purposes of the notices are:

(a) If to the Company:

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC
Telephone: 0755 82988333
Fax: 0755 83171111
Email: stephen.zheng@visionchina.cn
Contact: Zheng Yumin

(b) If to the Investors:

Zhongguang Investment

Address: 21/F, Western Tower, Guangzhou International Financial Center,
5 Zhujiang Xi Road, Zhujiangxincheng, Tianhe District, Guangzhou
Telephone: 020-88836036
Fax: 020-88831369
Email: xds@gdcsm.com
Contact: Xie Dingshan

Baidu

Address: Baidu Building, 10 Shangdi 10th Street, Haidian District, Beijing
Telephone: +86-10-59927317
Fax: +86-10-59920021
Email: fangyimin@biadu.com
Contact: Fang Yimin

(c) If to the Guarantors:

VisionChina Media

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC
Telephone: 0755 82988333
Fax: 0755 83171111
Email: chairman@visionchina.cn
Contact: Li Limin

Shenzhen HD

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC
Telephone: 0755 82988333
Fax: 0755 83171111
Email: chairman@visionchina.cn
Contact: Li Limin

Shenzhen ChampsElysee

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC
Telephone: 0755 82988333
Fax: 0755 83171111
Email: chairman@visionchina.cn
Contact: Li Limin

Li Limin

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC
Telephone: 0755 82988333
Fax: 0755 83171111
Email: chairman@visionchina.cn
Contact: Li Limin

Section 14.2.        Announcement

No Party hereto may or may publish or cause to be published any news release or announcement relating to this Agreement or transactions contemplated hereby, or otherwise communicate with any news media. The Parties shall cooperate with each other in connection with disclosure of any news release or timing and content of any announcement.

Section 14.3.        Severability

If any provision or other term hereof is held invalid, illegal or unenforceable in accordance with any Law and Regulation or public policy, all other provisions and terms shall remain in full force and effect so far as the transactions contemplated hereby is not be affected in its economic or legal essence in any manner materially adverse to any Party hereto. Where any provision or other term hereof is held invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement to effect the Parties’ original intent as closely as possible in an acceptable manner, so as to complete the transactions contemplated hereby as originally anticipated to the greatest extent possible.

Section 14.4.        Entire Agreement

This Agreement and all schedules and Appendices attached hereto set forth the entire understanding and agreement among the Parties in connection with the transactions contemplated hereby, and shall supersede any and all oral and written agreements and covenants among the Parties prior to the Execution Date in connection with the transactions contemplated hereby.

Section 14.5.        Waiver

Any Party hereto may (a) extend the deadline for any other Party’s performance of any obligation or any action to be taken hereunder, (b) waive its claim in respect of any inaccuracy of any other Parties’ representations and warranties hereunder or under any other Transaction Document, or (c) waive its right to require any other Party to comply with any provisions herein or any condition to be satisfied. Any such extension or waiver may only take effect upon such obliged other Party’s execution of a written instrument setting forth such extension or waiver. Any Party’s waiver of any breach of this Agreement shall not be deemed or construed as its further or continued waiver of any such breach or its waiver of any other or subsequent breach. Unless otherwise specified herein, no failure or delay by any Party in exercising any of its rights, power or remedy hereunder or otherwise available to it in accordance with Laws and Regulations, shall operate as a waiver thereof; nor shall any single or partial exercise of the same by such Party preclude any other or further exercise thereof or exercise of any other right, power or remedy.

Section 14.6.        Amendment

This Agreement may not be amended or modified except by a written document executed by the Parties hereto.

Section 14.7.        Assignment and Succession

Unless otherwise specified herein or agreed in writing by the Parties, no Party may transfer this Agreement or any of its rights and obligations hereunder by any reason. Notwithstanding the foregoing, any Investor may assign its rights and obligations hereunder to its Affiliate without other Parties’ consent thereto, provided that such Investor shall give prior notice of such Affiliate’s information to the Company. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and the successors and assigns thereof.

Section 14.8.        No Third Party Beneficiary

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted assigns only. Any provision of this Agreement, whether express or implied, is not intended to and shall not grant any right, benefit or remedy of any nature to any other Person.

Section 14.9.        Language

This Agreement is executed in Chinese language.

Section 14.10.     Counterpart

This Agreement is made in eight (8) copies, with each Party holding one (1) copy, and all copies shall have the same legal effect.

[The remainder of this page is intentionally left blank, and signature pages to follow.]

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.
(Common Seal)

By:	/s/ Li Limin	(Signature)
Name: Li Limin
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

VisionChina Media Group Co., Ltd.
(Common Seal)

By:	/s/ Li Limin	(Signature)
Name: Li Limin
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Shenzhen High Definition Digital Television Industry Investment Co., Ltd.
(Common Seal)

By:	/s/ Li Limin	(Signature)
Name: Li Limin
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Shenzhen Champ Elysee Venture Capital Management Co., Ltd.
(Common Seal)

By:	/s/ Li Limin	(Signature)
Name: Li Limin
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Li, Limin

By:	/s/ Li Limin	(Signature)
Name: Li Limin

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.
(Common Seal)

By:	/s/ Guan Yibo	(Signature)
Name: Guan Yibo
Title: Legal Representative

Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.
(Common Seal)

By:	/s/ Zheng Qiang	(Signature)
Name: Zheng Qiang
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement is duly executed by each Party as of the date written above.

Beijing Baidu Network Information Technology Co., Ltd.
(Common Seal)

By:	/s/ Liang Zhixiang	(Signature)
Name: Liang Zhixiang
Title: Legal Representative

Signature Page of the Capital Increase Agreement of
Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Appendix A

Representations and Warranties of the Company and Guarantors

Unless otherwise specified in this Appendix, the terms defined in the recital and Article I of this Agreement shall have the same meaning in this Appendix.

In order to cause Investors to execute this Agreement and as conditions precedent to Investors’ entry into this Agreement, the Company and Guarantors hereby jointly represent and warrant to Investors as follows:

1.	Incorporation of the Company

The Company is a limited liability company duly registered and incorporated, validly existing and in good standing under the laws of the PRC.

2.	Authority, Authorization and Capacity of the Company

(a)	The Company has full rights, capacity and power, and has lawfully obtained, completed and made all licenses, permits, authorizations, qualifications, approvals, registrations and filings (collectively, “Government Authorization”) required to: (i) own, use, operate, lease, license, dispose of its properties and assets (whether tangible or intangible), (ii) lawfully operate the Business it is currently operating, and (iii) be duly incorporated and validly existing in accordance with laws, and such Government Authorization is and will continue to be valid. The Company has not engaged in any conduct in breach of its Government Authorization. The Company has submitted no application to relevant Government Authority for termination or alteration of the Business that it is currently operating.

(b)	Each of the Company and Guarantors has full capacity of civil right and civil conduct to execute and deliver Transaction Documents and consummate the transactions contemplated thereby.

(c)	Each of the Company and Guarantors has taken any and all actions required to be duly authorized to execute, deliver Transaction Documents and consummate the transactions contemplated thereby. Any Transaction Document, once executed by the Company and Guarantors, shall become legal, valid and binding obligations of the Company and Guarantors and may be enforced against the Company and Guarantors in accordance with its terms.

3.	No Conflict

The execution, delivery and performance of any Transaction Document by each of the Company and Guarantors does not

(a)	violate or conflict with its constitutional documents;

(b)	violate or conflict with any Law and Regulation, Government Authority or Government Order applicable to it or its assets, properties or businesses (or incur any event of Material Adverse Effect as a result of any Law and Regulation, Government Authority or Government Order); or

(c)	conflict with or result in breach of any agreement, license, permit, franchise or other binding document or arrangement to which it is a party or which any of its businesses, assets or properties is subject to or affected by, or constitute default thereunder, or require any consent or authorization in accordance therewith, or grant any other person any right to terminate, amend, accelerate payment under, suspend, rescind or cancel such document or arrangement, or result in creation of any encumbrance upon the Company’s equity or assets in accordance therewith.

4.	Corporate Structure

The Company does not own, directly or indirectly, any equity or other investment interest in any company, corporation, partnership, joint venture or other entity, or purchase any right to any equity or other interest, including any equity registered or interest beneficially owned. The Company is not a member of any partnership (nor does it engage in any part of Business through any partnership), and the Company is not involved in any joint venture or similar arrangement and does not assume unlimited liability for any external investment.

5.	Registered Capital

(a)	Existing Shareholders have already paid up their payable subscribed contribution to the Company’s registered capital prior to the proposed Capital Increase by Investor. Existing Shareholders have lawful, valid, full and unencumbered ownership to all of the Company’s equity. There are no such option, stock option, convertible securities of any nature or other right, agreement, arrangement or covenant that is related to the Company’s equity or obliges Existing Shareholders to sell the Company’s equity or other interest in the Company. The Company is not obligated to repurchase, redeem or otherwise purchase any equity. The Company does not have any contractual obligations to finance or invest in any other Person, whether by way of loan, capital contribution or otherwise. Existing Shareholders have not made any oral or written covenant to any third party to sell, transfer, donate, pledge or dispose of any of the Company’s equity.

(b)	Upon completion of transactions contemplated hereby, Investors will have lawful, valid, full, exclusive and unencumbered ownership to the Company’s equity they hold then, without any statutory or contractual obligation to make any additional investment.

6.	Corporate Record

All resolutions of the shareholders’ general meeting (shareholders) and all resolutions of the board of directors (executive directors) of the Company kept on the Company’s archive are true and precisely reflect all such resolutions adopted and matters considered by shareholders’ general meeting (shareholders) and the board of directors (executive directors) of the Company.

7.	Financial Information, Account and Record

(a)	The Company has delivered to Investors (i) all the Company’s capital verification reports and all related notes and schedules issued by its accountants since the Company’s inception, (ii) the Company’s audited balance sheets as of December 31, 2013 and 2014, respectively, and related audited income statement and cash flow for the two (2) financial years ending at such dates, accompanied with all related notes and schedules (collectively, “Financial Statements”), (iii) the Company’s unaudited balance sheet as of the last day of the most recent quarter prior to the Closing Date and related income statement and cash flow, accompanied with all related notes and schedules (collectively, “Management Statements”), and (iv) true and complete copies of audited financial reports. Financial Statements, Management Statements and audited financial reports (A) are prepared based on the Company’s account and other financial records, (B) fairly reflect the Company’s financial condition and results of operation as of relevant dates of such statements and for relevant periods, (C) are prepared in accordance with Accounting Standard in the principle consistent with the Company’s practice in the past, and (D) have incorporated all necessary adjustments (consisting of recurring payable and receivable items only) that fairly reflect the Company’s financial condition and results of operation as of relevant dates of such statements and for relevant periods.

(b)	The Company’s account and books and other financial record (i) have reflected all income and expenditures as well as all assets and Liabilities required to be reflected in such record on the basis consistent with the Company’s practice in the past and in accordance with applicable Accounting Standard, (ii) are complete and correct in all material respects, and contain and reflect no material incorrectness or inconsistency, and (iii) are prepared in accordance with good business and accounting practice.

8.	No Undisclosed Liability

Except (i) Liabilities reflected or reserved in Management Statements or (ii) Liabilities disclosed by the Company, the Company has no other liability.

9.	Government Authorization

The Company has obtained all approvals, permits, licenses and all Government Authorizations necessary for the Business that it is currently operating, and it is believed that the Company can obtain any Government Authorization for the businesses that it plans to operate without paying any unreasonable expense or cost. The Company has not been in breach of such Government Authorization in any material respect. All such Government Authorizations remain valid, and have not expired or been revoked or terminated. Such Government Authorizations will not be revoked or terminated, or expire as a result of any transaction contemplated hereby.

10.	No Guaranty

The Company has not provided any form of guaranty (including but not limited to charge, pledge or security) or set up any encumbrance on any of its assets for the benefit of any other Person or covenanted to do so.

11.	Demand

(a)	There is no such Demand before any Government Authority that is initiated by or against the Company or may affect any of the Company’s assets or properties or Business, or may affect this Agreement or the legality or enforceability of the transactions hereunder. None of the Company or any of its Business, assets or properties is subject to any Government Order that has or would have Material Adverse Effect, or may affect the legality, effect or enforceability of this Agreement or consummation of the transactions contemplated hereby.

(b)	There is no ongoing, pending or threatened litigation, arbitration, administrative proceeding, inquiry, government investigation, dissolution or liquidation, or other legal proceeding that the Company is a party to or against any of the Company’s assets or any transaction hereunder; nor is there any claim against the Company.

12.	Compliance

(a)	The Company has been at all times complying with and will continue to comply with all Laws and Regulations and Government Orders applicable to the Company or any of its properties, assets or Business to operate its business within the approved scope of business, and the Company has not been in breach of any such Law and Regulation or Government Order

(b)	Existing Shareholders and the Company have been complying with all statutory requirements on capital increase under applicable Laws and Regulations.

13.	Material Contracts

(a)	Each of the Material Contracts (i) is lawfully formulated and binding upon the parties thereto and in full force and effect, and (ii) shall, upon completion of transactions contemplated hereby, continue to be in full force and effect and will not result in any fine or other adverse consequence. The Company has not been in breach of any Material Contract.

(b)	As of the Execution Date of this Agreement, no other party to any Material Contract has been in breach thereof, and the Company has not been given any notice of termination, rescission of any Material Contract or default thereunder.

(c)	There is no contract, agreement or other arrangement pursuant to which any preemptive right is granted to any Person to purchase the Company’s material assets or properties or any equity (excluding that in ordinary course of business in a manner consistent with customary practice in the past).

14.	Intellectual Property

(a)	The Company has complete and sole ownership and right of use to all IPs required for the Business it operates.

(b)	The Company does not use any IP licensed by any third party Person in the course of Business.

(c)	There is not dispute on the ownership of the Company’s IPs, and the Company has not conflicted with, infringed upon or embezzled or otherwise violated any third party’s IP, and there is no pending Claim or Demand initiated against the Company involving allegation of any of the foregoing.

(d)	The Company has not granted any license or other right related to IP to any third party. The Company has already taken reasonable actions to keep business secrets and other confidential IPs in confidence in line with common practice. To the best knowledge of the Company, there is no event of infringement upon the Company’s any important business secret or other key IP by any Person.

15.	Real Property

(a)	Except those disclosed to Investors, the Company does not own or have any definitive intention to purchase any real property.

(b)	All leases entered into in connection with the property used by the Company are lawful, valid and legally binding upon the lessors thereunder.

16.	Assets

(a)	The Company lawfully owns or has the right to use all properties and assets that it has used or proposes to use or is otherwise in possession of or using (“Assets”) in its course of business. The Company has lawful, valid and sole ownership and right of use to all such Assets.

(b)	The Company has been at all times maintaining Assets in line with good common practice, and all Assets are in a good operational and maintenance status except wear and tear in ordinary course of use, and are fit for the purposes that they are currently used or planned to be used for.

(c)	The Company’s ownership or right of use or lease to the Assets will not be subject to any fine, or incur any other adverse consequence arising from consummation of the transactions hereunder, including but not limited to any addition of expenses due to consummation of the transactions hereunder.

17.	Labor and Social Security

(a)	The Company has complied with all applicable labor Laws and Regulations in all material respects, including but not limited to those governing employment contracts, working hours, labor protection, minimum wages, overtime salary and dismissal compensation. The Company has no pending or potential class labor dispute, slowdown or stoppage, and there is no pending or potential labor complaint raised against the Company.

(b)	Social Security and Housing Fund

1)	The Company has complied with all applicable Laws and Regulations in connection with employees’ social security and housing fund;

2)	The Company has already paid up all payable amounts of social security and housing fund on or prior to such dates as they become due; and

3)	All payable amount of any social security or housing fund of any employee of the Company has been withheld and paid to relevant Government Authority on or prior to such dates as they become due, and no Government Authority or employee of the Company has raised any objection to or disagreed with such withholding.

18.	No Connected Transaction

(a)	No shareholder, senior officer or director of the Company, or any of their Affiliates is directly or indirectly interested in any competitor, supplier or client of the Company; or directly or indirectly owns all or any portion of any tangible or intangible property that has been used to operate Business or any other interest therein; or owes any debt to the Company.

(b)	Except (i) compensation paid for services provided and (ii) reasonable expenses incurred on behalf of the Company to be reimbursed, the Company does not assume any Liability or other obligation of any nature to any of its senior officers, directors and shareholders, or any of their Affiliates.

(c)	No Guarantor holds any other business that compete or with or is similar to the Business, except the Company.

(d)	No transaction has occurred between the Company and any Affiliate.

19.	Tax

(a)	The Company has promptly and sufficiently filed tax returns and paid taxes in accordance applicable Laws and Regulations, and has timely submitted all certificates and reports of tax payment as required by law.

(b)	All taxes reflected in such certificates and reports of tax payment or otherwise due and payable have been timely paid up.

(c)	All such certificates and reports of tax payment are in all material respects true, correct and complete, and there falsity or error in the taxable amounts, applicable tax rates and items permitted to be deducted before tax set out in such certificates and reports of tax payment.

(d)	No tax authority has officially or unofficially proposed any adjustment to such certificates of tax payment, and to the knowledge of the Company, there is no such basis of any such adjustment.

(e)	No pending (and to the knowledge of the Company, no potential) assessment, penalty or litigation or legal proceeding on taxation has arouse against the Company.

(f)	No contract or transaction has been entered into by the Company for the purpose of illegal tax evasion.

(g)	Such tax preferences or benefits disclosed by the Company to Investors as it is entitled to are true, valid, lawful and compliant.

20.	Full Disclosure

Any and all facts in relation to the Company or Business that may cause Material Adverse Effect have been disclosed to Investors sufficiently, and no misrepresentation of any material fact is contained, and there is no omission of any material fact that may make such representation misleading.

Appendix B

Representations and Warranties of Guarantors

Each of Existing Shareholders (as shareholders of the Company) and Li Limin, hereby represent and warrant to Investors as follows:

1.	that it has full capacity of civil right and civil conduct to execute and deliver Transaction Documents and consummate the transactions contemplated thereby;

2.	that it has taken any and all actions required to execute, deliver and perform Transaction Documents and consummate the transactions contemplated thereby. Any Transaction Document, once executed by Existing Shareholders, shall become Existing Shareholders’ legal, valid and binding obligations and may be enforced against Existing Shareholders in accordance with its terms.

3.	that in performing any Transaction Document, each of Existing Shareholders and the Company will not (i) violate or conflict with any Law and Regulation; or (ii) conflict with or result in breach of any agreement, contract, license or other document or binding arrangement to which it is a party or which it is subject to or affected by, or constitute default thereunder;

4.	Other than the Company, none of Existing Shareholders and their Affiliates holds any other business that is similar to or competes with Business; and

5.	There has been no litigation, arbitration or government or administrative investigation or penalty or other procedure initiated by or against any Existing Shareholder.

Appendix C

Representations and Warranties of Investors

1.	Incorporation and Authority of Investors

a.	Each Investor is a company duly incorporated and validly existing under the laws of the PRC;

b.	Each Investor has full capacity of civil right and civil conduct to execute and deliver Transaction Documents and consummate the transactions contemplated thereby; and

c.	Each Investor has taken any and all actions required to be duly authorized to execute, deliver Transaction Documents and consummate the transactions contemplated thereby. Any Transaction Document, once executed by such Investor, shall become an Investor’s legal, valid and binding obligations and may be enforced against such Investor in accordance with its terms.

2.	No Conflict

Any Investor’s execution, delivery and performance of any Transaction Document does not

a.	violate or conflict with its constitutional documents;

b.	violate or conflict with any Law and Regulation or Government Order applicable to its assets, properties or businesses (or incur any event of Material Adverse Effect as a result of any Law and Regulation or Government Order); or

c.	conflict with or result in breach of any agreement, license, permit, franchise or other document or binding arrangement to which it is a party or which any of its assets or properties are subject to or affected by, or constitute default thereunder.

3.	Demand

There are no such pending Demand initiated by or against any Investor that may have a Material Adverse Effect on legitimacy, validity or enforceability of this Agreement or consummation of the transactions contemplated by Transaction Documents.

Schedule 1

Form Shareholders’ Agreement

Schedule 2

Form Articles of Association

Schedule 3

List of Key Employees

No.	Name	Department	Position	ID number
1	Zheng Yuming	Senior Officer	Chief Operation Officer	440402198505039115
2	Huang Yuqun	Senior Officer	Chief Technology Officer	360481198108193210
3	Yang Tao	Research & Development Center	Platform Development Director	441521198001091636
4	Shen Chensi	Research & Development Center	Terminal Development Director	360430197911170910
5	Huang Weiqun	Research & Development Center	Senior Project Manager	440508198404013630
6	Xing Xifeng	Research & Development Center	Senior Project Manager	610102196807073112
7	Wan Zhenyan	Research & Development Center	Hardware Manager	42070319841025345X
8	Liu Xingmi	Research & Development Center	Development Manager (back end)	412822198212021417
9	Nan Jing	Research & Development Center	Development Manager (front end)	421125199009240071
10	He Sheng	Product Operation Center	Senior Product Manager	440402198511149097
11	Wang Zhen	Business Center	Marketing Manager	440301198605211515
12	Wang Song	Business Center	Business Cooperation Manager	440301198307202311
13	Lai Xiongfeng	Business Center	Business Flow Control Manager	440306198802120614
14	Wang Xiaojun	Platform Exploration Center	General Manager, Wifi Media Construction in Jiangsu, Zhejiang & Anhui Provinces	620403197412060017
15	Zheng Lei	Platform Exploration Center	Principal of Shanghai Wifi Project	412322198308220919
16	Liang Zheng	Platform Exploration Center	Project Director	430404197906211058
17	Liu Wei	Platform Exploration Center	Principal of Qianhai VisionChina Channel, COO of VisionChina Media	430105196701282528
18	Sheng Weifan	Platform Exploration Center	Principal of VisionChina Media Channel in Guangdong Province	320106196503202014

Schedule 4

Form Certification Letter of Capital Contribution

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Certification Letter of Capital Contribution

Attention to: [Investor]

Dear Sir or Madam,

The Company, Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd., is a limited liability company incorporated in Shenzhen in accordance with the Laws of the People’s Republic of China (the “PRC”).

On [date], the Company received from you an increased capital amount of RMB[●] of the Company that you subscribed for.

Above all, you have become the Company’s shareholder and hold [●]% of the Company’s equity.

The foregoing is hereby certified.

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.
(Common Seal)

Legal Representative: (signature)

Schedule 5

Business Cooperation Agreement

Schedule 6

List of Business Contracts to Be Assigned

Contract Name	Contracting Party	Counterparty	Date of Execution	Note
Bus-based Wifi Hotspot Cooperation Agreement	VisionChina Media	Changsha Baojun Bus Co., Ltd.	April 14, 2014	-
Guangzhou Smart Information System Wifi Project Cooperation Framework Agreement	VisionChina Media	Guangzhou Transportation Information Construction Investment Operation Co., Ltd.	March 2014	-
Bus-based Mobile TV Installation Wifi Cooperation Agreement	VisionChina Media	Changchun Public Transportation (Group) Limited Liability Company	March 28, 2014	-
Bus-based Wifi Hotspot Cooperation Agreement	VisionChina Media	Heilongjiang Feiyi Passenger Transportation Limited Liability Company	July 9, 2014	-
VisionChina Media 3G Data Traffic Card Procurement Agreement	VisionChina Media	China United Network Communications Co., Ltd., Zhejiang Branch	A term of 5 years	-
China Unicom Taizhou Branch – Application for Provision of Taizhou Public Transportation Information Service Free of Charge	-	Applicant: China United Network Communications Co., Ltd., Taizhou Branch; Application Recipient: Taizhou City People’s Government	August 21, 2014	An application proposed by China United Network Communications Co., Ltd., Taizhou Branch, for construction of a public transportation information service platform with VisionChina Media. A definitive cooperation agreement to be executed by and between Qianhai VisionChina and China United Network Communications Co., Ltd., Taizhou Branch.

Schedule 7

List of Business Contracts to Go through Execution Procedure

Contract Name	Contracting Party	Counterparty	Date of Execution	Note
Wuhan Bus-based Wifi Hotspot Cooperation Agreement	Qianhai VisionChina	Changsha Baojun Bus Co., Ltd.	A term of 5 years	To be signed and affixed with common seal by the parties thereto
Information Product Business Use Agreement	Qianhai VisionChina	China Mobile Communications Corporation (Jilin) Co., Ltd., Changchun Urban Branch	February 2015	To be affixed with common seal by the counterparty thereto
Shanghai Bus-based Wifi Hotspot Framework Agreement	Qianhai VisionChina	Shanghai Public Transportation Advertising Co., Ltd.	A term of 10 years	To be signed and affixed with common seal by the parties thereto

Schedule 8

List of Equipment

As of February 28, 2015

Place of Installation/ Storage	Item	Configuration	Unit Price	Quantity	Amount
Changzhou	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	500	1,025,000.00
Guangzhou	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	2900	5,945,000.00
Shenzhen	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,373.60	21	49,845.60
Shenzhen	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	60	150,000.00
Shenzhen	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	1511	3,097,550.00
Xuzhou	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	40	82,000.00
Xuzhou	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	100	250,000.00
Zhaoqing	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	150	375,000.00
Taizhou	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	100	250,000.00
Nanjing	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	50	125,000.00
Shanghai	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	25	62,500.00
Tianjin	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	30	61,500.00
Henglixin Testing	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	6	12,300.00
Taizhou	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	9	18,450.00
Tianjin	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	35	87,500.00
Headquarters	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,050.00	4	8,200.00
Headquarters	Hongdian Free Wifi/h9303	Unicom 3G mono-mode	2,373.60	4	9,494.40
Headquarters	Hongdian Free Wifi/h9303	Seven-mode all network compatible	2,500.00	5	12,500.00
Total	-	-	-	5550	11,621,840.00